March 2016 Free Writing Prospectus Registration Statement No. 333-202524 Dated March 14, 2016 Filed Pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Dual Directional Trigger Jump Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 3, 2019

Principal at Risk Securities

The Dual Directional Trigger Jump Securities, which we refer to as the securities, offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the price of the underlying shares has stayed the same or appreciated by any amount, investors will receive the digital return. If the price of the underlying shares has depreciated by no more than 20%, the investor will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the price of the underlying shares has depreciated by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% decline in the underlying shares from the pricing date to the valuation date. These securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above 160% of the principal amount in exchange for the potential benefit of the digital return, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying shares. Investors may lose up to 100% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	April 3, 2019, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:	Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “index fund”) (Bloomberg symbol: “XOP”)
Aggregate principal amount:	$
Payment at maturity:

•   If the final share price is greater than or equal to the initial share price:

$10 + the digital return

In no event will the payment at maturity exceed the amount represented by the digital return.

•   If the final share price is less than the initial share price but is greater than or equal to the trigger price:

$10 + ($10 x absolute share return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $2.00 for each security.

•   If the final share price is less than the trigger price:

$10 x the share performance factor

This amount will be less than $8.00. You will lose at least 20% of the stated principal amount if the final share price is less than the trigger price. All payments on the securities are subject to the credit risk of HSBC.

Digital return:	60%
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Trigger price:	, which is 80% of the initial share price
Initial share price:	The official closing price of the underlying shares on the pricing date
Final share price:	The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:	The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “XOP UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date*:	March 29, 2019, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:	final share price / initial share price
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date*:	On or about March 31, 2016
Original issue date*:	On or about April 5, 2016 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the securities will be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40434N523 / US40434N5234
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.25(1)	$9.70
		$0.05(2)
Total	$	$	$
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.
The estimated initial value of the securities on the pricing date is expected to be between $9.10 and $9.60 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 4 of this free writing prospectus, page S-1 of the ETF Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

 The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Dual Directional Trigger Jump Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 3, 2019
Trigger Jump SecuritiesSM
Principal at Risk Securities

Investment Summary

Dual Directional Trigger Jump Securities

Principal at Risk Securities

The Dual Directional Trigger Jump Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 3, 2019 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides for the digital return for any positive performance of the underlying shares

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying shares

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish or moderately bearish scenario

Maturity:	Approximately 3 years
Digital return:	60%
Maximum payment at maturity:	$16.00 per security (160% of the stated principal amount)
Trigger price:	80% of the initial share price
Minimum payment at maturity:	None. You may lose your entire initial investment in the securities.
Coupon:	None

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Principal at Risk Securities

Key Investment Rationale

The securities offer a 60% digital return if the value of the underlying shares increases or remains unchanged, and an unleveraged positive return on the absolute value of a limited range of negative performance of the underlying shares. At maturity, if the price of the underlying shares has stayed the same or appreciated, investors will receive the digital return. If the price of the underlying shares has depreciated by no more than 20%, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the price of the underlying shares has decreased by more than 20%, investors will lose 1% of the principal amount for every 1% that the price has declined in the final share price from the initial share price. Investors may lose up to 100% of the stated principal amount of the securities.

These securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside in excess of 160% of the principal amount, in order to potentially receive the digital return, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying shares. All payments on the securities are subject to the credit risk of HSBC.

Digital Return	The securities offer investors an opportunity to receive the digital return if the value of the underlying shares remains the same or increases.
Absolute Return Feature	The securities enable investors to obtain an unleveraged positive return if the final share price is less than the initial share price but is greater than or equal to the trigger price.
Upside Scenario if the Underlying Shares Remain the Same or Appreciate	The final share price is greater than or equal to the initial share price, at maturity for each security, we will pay the stated principal amount of $10 plus the 60% digital return.
Absolute Return Scenario	The final share price is less than the initial share price but is greater than or equal to the trigger price, which is 80% of the initial share price. In this case, investors receive a 1% positive return on the securities for each 1% decline in the price of the underlying shares. For example, if the final share price is 10% less than the initial share price, the securities will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario	The final share price is less than the trigger price, at maturity for each security, we will pay less than the stated principal amount in an amount that is proportionate to the decline in the final share price from the initial share price. This amount will be less than $8.00 per security. For example, if the final share price is 80% less than the initial share price, the payment on the securities will result in a loss of 80% of principal at $2.00, or 20% of the stated principal amount. There is no minimum payment at maturity on the securities.

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Dual Directional Trigger Jump Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 3, 2019
Trigger Jump SecuritiesSM
Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities assuming the following terms:

Stated principal amount:	$10 per security
Digital return:	60%
Maximum payment at maturity:	$16.00 per security (160% of the stated principal amount)
Trigger price:	80% of the initial share price

Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than or equal to the initial share price, investors would receive the $10 stated principal amount plus the 60% digital return, which is the maximum return of the securities.

▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 60% return, or $16.00 per security.

▪	For example, if the price of the underlying shares appreciates 70%, investors would receive only the maximum payment at maturity of $16.00 per security, or 160% of the stated principal amount.

▪	Absolute Return Scenario: If the final share price is less than the initial share price but is greater than or equal to the trigger price, investors would receive a 1% positive return on the securities for each 1% decline in the underlying shares.

▪	For example, if the price of the underlying shares declines by 10%, investors would receive a 10% return, or $11.00 per security.

▪	The maximum return under this scenario is a positive 20% return at maturity, or $12.00 per security.

▪	Downside Scenario: If the final share price is less than the trigger price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares. This amount will be less than $8.00 per security. There is no minimum payment at maturity on the securities.

▪	For example, if the underlying shares decline by 40%, investors would lose 40% of their principal and receive only $6.00 per security at maturity, or 60% of the stated principal amount.

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Investor Suitability

The securities may be suitable for you if:	The securities may not be suitable for you if:

▪     You seek an investment with a return linked to the performance of the Underlying Shares and you believe the final share price will be positive or will be moderately negative.

▪     You are willing to invest in the securities based on the digital return of 60%.

▪     You are willing to make an investment that is exposed to any negative performance of the final share price on a 1-to-1 basis if the final share price is less than the trigger price.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forgo dividends or other distributions paid to holders of the stocks included in the index fund.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the securities to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▪     You believe the final share price will be less than the trigger price.

▪     You are unwilling to make an investment that is exposed to any negative final share price on a 1-to-1 basis if the final share price is less than the trigger price.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the stocks included in the index fund.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the securities to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the securities is not equivalent to investing directly in the index fund or in any of the stocks held by the index fund. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to index funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest and may result in a loss of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the trigger price (which is 80% of the initial share price), the absolute return feature will no longer be available and you will receive for each security that you hold a payment at maturity that is at least 20% less than the stated principal amount of each security. In this case, you will lose a portion of your principal amount equal to the percentage decline in the price of the underlying shares from the initial share price to the final share price, subject to the credit risk of HSBC. There is no minimum payment on the securities and you may lose up to 100% of the stated principal amount.

▪	The appreciation potential of the securities is limited to the digital return. The appreciation potential of the securities is limited by the digital return, which is the maximum payment at maturity (160% of the stated principal amount). Although the digital return will be paid if the price of the underlying shares increases by any amount, because the payment at maturity will be limited to 160% of the stated principal amount for the securities, any increase in the final share price over the initial share price by more than 60% of the initial share price will not further increase the return on the securities. Accordingly, your return on the securities could be less than the return of an investment in the underlying shares.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the SPDR® S&P® Oil & Gas Exploration & Production ETF” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the underlying shares. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the securities. The S&P Oil & Gas Exploration & Production Select Industry Index (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, SSgA Funds Management, Inc. (“SSFM,” or the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the

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Principal at Risk Securities

underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The performance and market value of the underlying shares during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares. During periods of market volatility, securities underlying the underlying shares may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlying shares. As a result, under these circumstances, the market value of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 8 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities.

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The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

▪	An investment in the securities is subject to risks associated with the oil and gas exploration and production sector. All of the stocks held by the index fund are issued by companies in the oil and gas exploration and production sector. As a result, the stocks that will determine the performance of the underlying shares are concentrated in one sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the index fund, the return on the securities will be subject to certain risks associated with a direct equity investment in companies in the oil and gas exploration and production sector.

In addition, the stocks of companies in the oil and gas sector are subject to swift price fluctuations. The issuers of the stocks held by the index fund develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to oil and gas production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the prices of the stocks held by the index fund, the market price of the underlying shares, and the value of the securities.

▪	Risks associated with concentration of investment in a particular sector. The equity securities held by the index fund are issued by companies that are in the following industries: oil, gas and consumable fuels and energy equipment and services. Consequently, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial share price, the trigger price and the final share price, including whether the price of the underlying shares has decreased to or below the trigger price, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares. These determinations, which may be subjective, may adversely affect the payout to you at maturity, if any. Although the calculation agent will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no

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obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial share price, that might affect the value of your securities.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks held by the index fund and other financial instruments relating to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Additional Information About the Trigger Jump Securities —Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Information About the Underlying Shares

The SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP”) is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”). The XOP trades on the NYSE Arca under the ticker symbol “XOP.” The inception date of the SPDR® S&P Oil & Gas Exploration and Production ETF is June 19, 2006. Prior to January 8, 2007, the XOP was known as the SPDR® Oil & Gas Exploration & Production ETF.

Information provided to or filed with the SEC by the SPDR® Series Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 1064642 through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the XOP may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information.

The XOP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry® Index. The underlying index represents the oil and gas exploration and production sub-industry portion of the S&P Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The XOP is composed of companies that are in the oil and gas sector exploration and production. As of December 31, 2015, there were 63 oil and gas exploration and production sector companies included in the XOP. As of December 31, 2015, no single company represented more than 2.40% of the XOP’s holdings.

The XOP utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The XOP typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. XOP will normally invest at least 80% of its total assets in common stocks that comprise the underlying index.

The information above was compiled from the SPDR® website. We have not independently investigated the accuracy of that information. Information contained in the SPDR® website is not incorporated by reference in, and should not be considered a part of, this document.

The Underlying Index

We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, SSFM.

The underlying index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, and the NASDAQ Capital Market. Each of the component stocks in the underlying index is a constituent company within the oil and gas exploration and production sub-industry portion of the S&P TMI.

To be eligible for inclusion in the underlying index, companies must be in the S&P TMI, must be included in the relevant Global Industry Classification Standard (GICS) sub-industry. The GICS was developed to establish a global standard for categorizing companies into sectors and industries. In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:

1. float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or

2. float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All U.S. companies satisfying these requirements are included in the underlying index. The total number of companies in the underlying index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the underlying index as of each rebalancing effective date.

Eligibility factors include:

Market Capitalization: Float-adjusted market capitalization should be at least US$400 million for inclusion in the underlying index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the underlying index at each rebalancing.

Liquidity: The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the underlying index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than

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90% to be eligible for addition to the underlying index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the underlying index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the underlying index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Takeover Restrictions: At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the underlying index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the underlying index.

Turnover: S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the underlying index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the underlying index will not be deleted unless ongoing conditions warrant a change in the composition of the underlying index.

Information as of market close on March 9, 2016:

Bloomberg Ticker Symbol:	XOP

Current Share Closing Price:	$28.62	52 Week High (on 4/15/2015):	$55.63

52 Weeks Ago:	$48.68	52 Week Low (on 2/23/2016):	$23.60

Historical Information

The following graph sets forth the historical performance of the underlying shares based on the daily historical closing prices from January 2, 2008 through March 9, 2016. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Closing Prices January 2, 2008 to March 9, 2016

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The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter in the period from January 1, 2008 through March 9, 2016. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$55.83	$44.79	$53.73
4/1/2008	6/30/2008	$71.31	$53.73	$70.15
7/1/2008	9/30/2008	$70.93	$42.68	$44.83
10/1/2008	12/31/2008	$44.83	$22.97	$29.64
1/1/2009	3/31/2009	$33.48	$23.41	$26.60
4/1/2009	6/30/2009	$38.25	$26.60	$31.72
7/1/2009	9/30/2009	$39.61	$28.51	$38.62
10/1/2009	12/31/2009	$43.36	$36.91	$41.21
1/1/2010	3/31/2010	$44.07	$39.22	$42.13
4/1/2010	6/30/2010	$45.82	$38.57	$38.99
7/1/2010	9/30/2010	$42.85	$38.05	$42.26
10/1/2010	12/31/2010	$52.71	$42.18	$52.69
1/1/2011	3/31/2011	$64.50	$52.69	$64.50
4/1/2011	6/30/2011	$64.97	$54.71	$58.78
7/1/2011	9/30/2011	$65.24	$42.80	$42.80
10/1/2011	12/31/2011	$57.56	$39.99	$52.69
1/1/2012	3/31/2012	$61.34	$52.67	$56.91
4/1/2012	6/30/2012	$57.85	$45.20	$50.40
7/1/2012	9/30/2012	$59.35	$48.73	$55.69
10/1/2012	12/31/2012	$57.38	$50.69	$54.07
1/1/2013	3/31/2013	$62.10	$54.07	$60.49
4/1/2013	6/30/2013	$62.61	$54.71	$58.18
7/1/2013	9/30/2013	$66.47	$58.18	$65.89
10/1/2013	12/31/2013	$72.74	$65.02	$68.53
1/1/2014	3/31/2014	$71.83	$64.04	$71.83
4/1/2014	6/30/2014	$83.45	$71.19	$82.28
7/1/2014	9/30/2014	$82.28	$68.83	$68.83
10/1/2014	12/31/2014	$68.83	$42.75	$47.86
1/1/2015	3/31/2015	$53.94	$42.55	$51.66
4/1/2015	6/30/2015	$55.63	$46.43	$46.66
7/1/2015	9/28/2015	$46.64	$31.71	$32.84
10/1/2015	12/31/2015	$40.53	$28.64	$30.22
1/1/2016	3/9/2016*	$30.37	$23.60	$28.62

* This document includes information for the first calendar quarter of 2016 for the period from January 1, 2016 through March 9, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

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Additional Information About the Trigger Jump Securities

Please read this information in conjunction with the summary terms on the cover page of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434N523
ISIN:	US40434N5234
Minimum ticketing size:	$1,000 / 100 securities
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each security, and therefore significant aspects of the tax treatment of each security are uncertain as to both the timing and character of any inclusion in income in respect of each security. Under one approach, each security could be treated as a pre-paid executory contract with respect to the underlying shares. We intend to treat each security consistent with this approach. Pursuant to the terms of each security, you agree to treat each security under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each security as a pre-paid executory contract with respect to the underlying shares. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to each security prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the securities (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the securities). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the securities for an amount equal to the “issue price” of the securities and, upon the date of sale, exchange or maturity of the securities, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the securities). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments under the securities or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding

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Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the underlying shares, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the underlying shares, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the underlying shares, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the underlying shares, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to a security issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of a security will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each security, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities, will receive a fee of $0.30 per $10 stated principal amount, and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This free writing prospectus relates to an offering of the securities linked to the underlying shares. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of securities relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security held by the index fund or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and ETF Underlying Supplement dated March 5, 2015. If the terms of the securities

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offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

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